EXHIBIT 99.1

ROYALE CONFIRMS NEW HIGH RATE WELL

San Diego, October 22, 2014 – Royale Energy, Inc. (NASDAQ: ROYL) today announced it has achieved a sustained rate of 1,600,000 cubic feet per day after opening an initial 2 feet of a 65 foot gross interval in the recently drilled McKinney well. Following the flow test, a pressure build test resulted in a total pressure of 4,165 psi. Based on the thickness, pressure and areal extent, this multi-BCF well is likely to be counted among the company’s largest discoveries.

Following the installation of the pipeline now underway, the well will be placed on production for 7-20 days before opening an additional 30 feet to incrementally add to productive capacity. The full 65 foot interval is expected to be opened later in the year as winter gas demand rises.

The McKinney was drilled in California’s Sacramento basin last month from Royale’s 3-D seismic data. California natural gas prices are 55 cents per MCF higher than NYMEX natural gas due to lower hydro power from California’s extended drought along with decreased nuclear and coal fired power, resulting in the premium for in-state natural gas production.

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Forward Looking Statements
In addition to historical information contained herein, this news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, subject to various risks and uncertainties that could cause the company’s actual results to differ materially from those in the “forward-looking” statements. While the company believes its forward looking statements are based upon reasonable assumptions, there are factors that are difficult to predict and that are influenced by economic and other conditions beyond the company’s control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

Contact:
Royale Energy, Inc.
Chanda Idano, Director of Marketing & PR
619-383-6600
chanda@royl.com
http://www.royl.com